Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-163554 on Form S-3 of our report dated March 12, 2009 (December 7, 2009 as to the retrospective adoption of EITF 07-4 and FSP EITF 03-6-1 described in Note 17 and the retrospective adjustment for discontinued operations discussed in Note 19), relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. , (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective application of Emerging Issues Task Force (EITF) Issue No. 07-4, Application of the Two-Class Method Under FASB Statement No. 128, Earnings per share, to Master Limited Partnerships, Financial Accounting Standards Board Staff Position EITF 03-6-1, Determining Whether Investments Granted in Share-Based Payment Transaction are Participating Securities and for discontinued operations) appearing in the Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. filed December 7, 2009 and the effectiveness of Eagle Rock Energy Partners, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
January 29, 2010